Exhibit 99.1

[Chicago Mercantile Exchange Logo]

Media Contact
Anita S. Liskey, 312/466-4613
news@cme.com

FOR IMMEDIATE RELEASE	Investor Contact
John Peschier, 312/930-8491

Chicago Mercantile Exchange Holdings Inc. Reports Record Revenues, Earnings for 2003, Driven by Record Volume, Growth of Electronic Trading

CHICAGO, Feb. 3, 2004 — Chicago Mercantile Exchange Holdings Inc. (NYSE: CME) today reported record revenues and earnings for 2003, driven by record volume and a 39 percent * increase in electronic trading.

Net revenues climbed 18 percent to $536.0 million for 2003, compared with $453.2 million for 2002. Net income rose 30 percent to $122.1 million, versus $94.1 million a year ago. Diluted earnings per share increased 15 percent to $3.60 from $3.13 per diluted share in 2002.

The exchange recorded its fourth consecutive record volume year in 2003. Average daily volume was more than 2.5 million contracts a day in 2003, up 13 percent from 2.2 million contracts a day in 2002. Volume on CME’s GLOBEX® electronic trading platform set a record above 1.0 million contracts a day in 2003, a 39 percent increase from the prior year. GLOBEX trading was 42 percent of total volume in 2003 compared to 34 percent in 2002. CME’s electronically traded E-mini™ equity contracts set a record of almost 235 million contracts traded in 2003, a 37 percent increase from 2002 levels. CME also recorded its best year in foreign exchange (FX) trading since 1994, fueled by the increased demand for electronic, or “eFX,” trading on GLOBEX and the declining value of the U.S. dollar.

“CME completed another record-breaking year, our first as a publicly traded company,” said Chairman Terry Duffy. “In addition to the strong performance of our benchmark products, we continued to leverage our vertical business model. The most important accomplishment during the year was the successful implementation of our clearing agreement with the Chicago Board of Trade, which should have a significant positive impact on CME’s results in 2004.”

“CME continues to grow because we have the most diverse and successful product lines in the futures industry – and in 2003, we made it easier than ever before to trade our products,” said Chief Executive Officer Craig Donohue. “We continue to

*	All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRSsm products, for which CME receives significantly lower clearing fees of less than one cent per contract on average.

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enhance connectivity, functionality, speed and reliability. In fact, technology innovation has become equal in importance to product innovation at CME. As a result, we saw an annual increase of 100% in the electronic trading of our foreign exchange products, and a 45% increase in our electronic interest rate volume.”

Fourth Quarter Results

For the fourth quarter of 2003, net revenues increased 11 percent to $132.6 million from $119.4 million for the same period of 2002, due to higher trading volume. Clearing and transaction fees rose 8 percent to $102.8 million from $95.0 million a year ago. Average daily volume of 2.3 million was up 9 percent during the fourth quarter compared to the same quarter a year ago. The growth was led by a 51 percent increase in foreign exchange product volume and a 13 percent increase in interest rate products. The average rate per contract was 68.8 cents compared to 69.4 cents a year ago, driven by a higher mix of lower priced interest rate contracts offset by a higher percentage of electronic trades.

GLOBEX volume grew 12% in the fourth quarter compared to the same period a year ago. Interest rate volume on GLOBEX increased from 28,000 contracts per day during the fourth quarter of 2002, or 2.7% of total interest rate volume, to 61,000 contracts per day, or 5.3% of total interest rate volume, in the fourth quarter of 2003. For the first time, GLOBEX foreign exchange volume exceeded 50% of the FX total volume during the fourth quarter of 2003. The average daily volume of 72,000 foreign exchange contracts on GLOBEX during the fourth quarter of 2003 represented an increase of 126 percent compared to 32,000 contracts per day during the same period in 2002.

A new revenue category, clearing and transaction services, reflects fees for providing clearing and transaction processing. Clearing and transaction services generated $1.2 million in the fourth quarter, with approximately $1 million from the clearing agreement with the Chicago Board of Trade (CBOT), which began operation on Nov. 24, 2003 and became fully operational on Jan. 2, 2004.

Total expenses were $82.5 million for the fourth quarter of 2003, including a $2.6 million credit for the forfeiture of a portion of the former CEO’s option. This compares to $68.9 million, or $76.4 million excluding the effect of the patent litigation settlement recorded during the fourth quarter of 2002. Included in the total expenses for the fourth quarter of 2003 was approximately $1.8 million of expense to provide clearing services for the CBOT.

Income before income taxes was $50.1 million for the 2003 period, compared to $50.4 million for the 2002 period. Excluding the option forfeiture during the fourth quarter of 2003 and the patent litigation settlement in the fourth quarter of 2002, income before income taxes this quarter would have been $47.5 million, representing an operating margin of 35.8 percent, compared to $43.0 million, or an operating margin of 36.0 percent, during the fourth quarter of last year. Operating margin is defined as

*	All references to total volume and rate per contract information in the text of this document exclude our non-traditional TRAKRSsm products, for which CME receives significantly lower clearing fees of less than one cent per contract on average.

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income before income taxes expressed as a percentage of net revenues. Excluding the two items mentioned above provides better insight into the company’s ongoing operating results.

The company reported net income of $29.6 million, or 87 cents per diluted share, for the fourth quarter of 2003, compared with $31.5 million, or $1.02 per diluted share, for the same period in 2002. Excluding the option forfeiture and patent settlement, fourth quarter 2003 net income would have been $28.1 million or $.82 per diluted share, compared to net income of $26.9 million or $.87 per diluted share during the fourth quarter of 2002. The diluted share count increased by approximately 3 million shares in the fourth quarter of 2003 when compared to a year ago, primarily due to the company’s initial public offering in December 2002.

Capital expenditures and capitalized software development costs were $24.9 million for the fourth quarter of 2003, compared with $13.8 million for the final quarter of 2002. Capital expenditures in the current quarter included approximately $16 million for technology related expenditures and $8 million for our new secured building entrance, the reconfiguration to our office space and expenditures for our remote data center.

Full Year 2003 Results

For 2003, revenue from clearing and transaction fees increased 20 percent to $428.8 million from $356.4 million for 2002. The 2003 average rate per contract was 69.1 cents, versus 64.9 cents in 2002, due in part to a higher percentage of trades executed through GLOBEX. In 2003, quotation data fees rose 9 percent to $53.2 million from $48.7 million in 2002, primarily due to a pricing change that took effect in April 2003.

Total expenses were $329.9 million for 2003, compared with $298.9 million for 2002. In 2003, factors affecting expenses included an increased number of employees to support the clearing services for CBOT and the development of additional trading functionality. Other changes from the prior year included the introduction of an annual incentive plan that directly linked employee bonuses to cash earnings and a brand advertising campaign.

Income before income taxes was $206.1 million for 2003, compared with $154.2 million for 2002. Excluding the forfeiture of a portion of the former CEO’s option during 2003 and the patent litigation settlement in 2002, the income before income taxes in 2003 would have been $203.5 million, an operating margin of 38.0 percent, compared to $160.5 million, or an operating margin of 35.4 percent, during 2002.

Capital expenditures and capitalized software development costs were $63.0 million for 2003, primarily due to continued investments in technology. In 2004, the CME expects capital expenditures to remain in the $60 to $70 million range.

*	All references to total volume and rate per contract information in the text of this document exclude our non-traditional TRAKRSsm products, for which CME receives significantly lower clearing fees of less than one cent per contract on average.

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The consolidated balance sheets at December 31, 2003 reflect two changes that were implemented in the third quarter of the year. Current assets and current liabilities now include $370.4 million as a result of the consolidation of the first interest earning facilities that was effective in the third quarter of 2003. In addition, the consolidated balance sheets at year-end 2003 include $256.5 million in marketable securities as a result of the recent change to the company’s investment policy.

CME’s working capital was $435.4 million at Dec. 31, 2003, compared with $325.6 million at Dec. 31, 2002, primarily due to improved operating results. The company paid a quarterly dividend of 21 cents per common share in December 2003, which totaled $6.9 million. For the full year of 2003 the company paid total dividends of 63 cents per common share, which totaled $20.7 million.

Chicago Mercantile Exchange Holdings Inc., (www.cme.com), became the first publicly traded U.S. financial exchange on Dec. 6, 2002. The company was added to the Russell 1000® Index on July 1, 2003. It is the parent company of Chicago Mercantile Exchange Inc., the largest futures exchange in the United States. As an international marketplace, CME brings together buyers and sellers on its trading floors and GLOBEX electronic trading platform. CME offers futures and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.4 billion per day in settlement payments in 2003 and managed $37.6 billion in collateral deposits at Dec. 31, 2003, including $1.5 billion in deposits for non-CME products.

CME will hold a conference call to discuss third quarter results at 8:30 a.m. Eastern time today. A live audio Webcast of the conference call will be available on the Investor Relations section of CME’s Web site; those wishing to listen to the live conference via telephone should dial (800) 289-0436 if calling from within the United States or (913) 981-5507 if calling from outside the United States at least 10 minutes before the call begins. Following the conference call, an archived recording will be available at the same site.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities; our ability to maintain the competitiveness of our existing products and services; our ability to efficiently and simultaneously operate both open outcry trading and electronic trade execution facilities; our ability to adjust our fixed costs and expenses if our revenues decline; changes in domestic and foreign regulations; changes in government policy, including interest rate policy; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the ability of our joint venture, OneChicago, to obtain market acceptance of its products and achieve sufficient trading volume to operate profitably; and the continued availability of financial resources in the amounts and on the terms required to support our future business. In addition, our performance could be affected by our ability to realize the benefits or efficiencies we expect from our for-profit initiatives, such as fee increases, volume and member discounts and new access rules to our markets; our ability to recover market data fees that may be reduced or eliminated by the growth of electronic trading; changes in the level of trading activity, price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our trading systems; our ability to manage the risks associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in member trading and clearing activity and seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

*	All references to total volume and rate per contract information in the text of this document exclude our non-traditional TRAKRSsm products, for which CME receives significantly lower clearing fees of less than one cent per contract on average.

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Chicago Mercantile Exchange, CME and GLOBEX are registered trademarks of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. NASDAQ-100, NASDAQ Composite Index, Russell 1000, TRAKRS and other trade names, service marks, trademarks and registered trademarks that are not proprietary to Chicago Mercantile Exchange Inc. are the property of their respective owners, and are used herein under license. Further information about Chicago Mercantile Exchange Holdings Inc. and Chicago Mercantile Exchange Inc. is available on the CME Web site at www.cme.com.

*	All references to total volume and rate per contract information in the text of this document exclude our non-traditional TRAKRSsm products, for which CME receives significantly lower clearing fees of less than one cent per contract on average.

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Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	Dec. 31, 2003	Dec. 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$185,124	$339,260
Collateral from securities lending	1,004,400	985,500
Short-term investments of interest earning facilities	370,504	—
Marketable securities	256,538	—
Accounts receivable	52,972	50,865
Other current assets	21,589	11,515
Cash performance bonds and security deposits	2,832,252	1,827,991

Total current assets	4,723,379	3,215,131
Property, net of accumulated depreciation and amortization	118,203	109,563
Other assets	31,054	30,322

TOTAL ASSETS	$4,872,636	$3,355,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,690	$27,607
Payable under securities lending agreements	1,004,400	985,500
Payable to participants in interest earning facilities	370,504	—
Other current liabilities	56,129	48,396
Cash performance bonds and security deposits	2,832,252	1,827,991

Total current liabilities	4,287,975	2,889,494
Long-term debt	—	2,328
Other liabilities	21,666	17,055

Total liabilities	4,309,641	2,908,877
Shareholders’ Equity	562,995	446,139

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,872,636	$3,355,016

Balance Sheet Items Excluding Cash Performance Bonds and Security Deposits, Securities Lending and Interest Earning Facilities[1]

	Dec. 31, 2003	Dec. 31, 2002
Current assets	$516,223	$401,640
Total assets	665,480	541,525
Current liabilities	80,819	76,003
Total liabilities	102,485	95,386

1	Securities lending, cash performance bonds and securities deposits, and interest earning facilities are excluded from this presentation, as there are current assets for these balances that have equal and offsetting current liabilities. This presentation results in a more meaningful indication to investors of the assets owned and related obligations of the company. Clearing firms are subject to performance bond requirements pursuant to the rules of the exchange. The clearing firm can elect to satisfy these requirements in cash, which is reflected in the consolidated balance sheets, or by depositing securities, which are not reflected in the consolidated balance sheets. The balance of cash performance bonds and security deposits that are deposited by clearing firms may change daily as a result of changes in the clearing firms’ open positions and how clearing firms elect to satisfy their performance bond requirements. Securities lending transactions utilize a portion of the securities that clearing firms have deposited to satisfy their proprietary performance bond requirements. Effective July 1, 2003, the first interest earning facilities are included in the consolidated financial statements of CME Holdings. Deposits received from clearing firms in these interest earning facilities are invested on a short-term basis, are payable to the clearing firm participants on demand and will fluctuate daily.

*	All references to total volume and rate per contract information in the text of this document exclude our non-traditional TRAKRSsm products, for which CME receives significantly lower clearing fees of less than one cent per contract on average.

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Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except share and per share amounts)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2003	2002	2003	2002
REVENUES
Clearing & transaction fees	$102,749	$94,982	$428,802	$356,396
Clearing & transaction services	1,212	180	1,752	390
Quotation data fees	14,188	12,210	53,168	48,717
Access fees	3,935	3,175	15,501	12,945
Communication fees	2,426	2,369	9,669	9,733
Investment income	3,584	1,642	9,245	7,740
Securities lending interest income	2,146	3,467	9,473	18,169
Other operating revenue	4,388	4,256	17,174	14,989

TOTAL REVENUES	134,628	122,281	544,784	469,079
Securities lending interest expense	(2,004)	(2,893)	(8,743)	(15,902)

NET REVENUES	132,624	119,388	536,041	453,177

EXPENSES
Compensation & benefits	33,119	30,277	140,997	118,710
Occupancy	5,904	5,430	24,900	22,400
Professional fees, outside services & licenses	8,894	7,802	31,683	32,549
Communications & computer & software maintenance	11,779	12,753	45,765	46,569
Depreciation & amortization	13,153	13,005	53,016	48,509
Patent litigation settlement	—	(7,455)	—	6,240
Marketing, advertising & public relations	2,909	2,116	11,872	6,514
Other operating expense	6,746	5,016	21,683	17,457

TOTAL EXPENSES	82,504	68,944	329,916	298,948

Income before income taxes	50,120	50,444	206,125	154,229
Income tax provision	(20,519)	(18,925)	(83,993)	(60,162)

NET INCOME	$29,601	$31,519	$122,132	$94,067

EARNINGS PER SHARE
Basic	$0.90	$1.06	$3.74	$3.24

Diluted	$0.87	$1.02	$3.60	$3.13

Weighted average number of common shares:
Basic[2]	32,868,538	29,870,065	32,691,427	29,066,242
Diluted[2]	34,066,926	31,051,857	33,934,958	30,060,537

2	In December 2002, CME Holdings issued approximately 3.7 million shares in its initial public offering.

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Average Daily Volume (Round Turns, in Thousands)

	4Q 2002	1Q 2003	2Q 2003	3Q 2003	4Q 2003
Interest rates	1,030	1,121	1,389	1,257	1,166
Equity E-mini	848	958	936	950	879
Equity standard-size	138	142	134	118	112
Foreign exchange	93	127	137	136	141
Commodities	29	35	34	38	35

Subtotal	2,138	2,383	2,630	2,499	2,333
TRAKRS	122	18	46	114	135

Total	2,260	2,401	2,676	2,613	2,468

Open outcry	1,192	1,299	1,548	1,398	1,281
Electronic (including TRAKRS)	1,036	1,063	1,087	1,175	1,155
Privately negotiated	32	39	41	40	32

Total	2,260	2,401	2,676	2,613	2,468

Transaction Fees (in Thousands)
	4Q 2002	1Q 2003	2Q3 2003	3Q 2003	4Q 2003
Interest rates	$33,506	$33,763	$47,174	$39,403	$37,099
Equity E-mini	37,639	41,607	39,692	40,533	38,513
Equity standard-size	10,691	10,594	10,641	9,329	8,809
Foreign exchange	11,322	14,502	16,235	16,300	16,076
Commodities	1,766	1,920	2,034	2,255	2,193

Subtotal	94,924	102,386	115,776	107,820	102,690
TRAKRS	58	13	32	26	59

Total	$94,982	$102,399	$115,808	$107,846	$102,749

Open outcry	$43,568	$43,986	$56,308	$47,831	$44,254
Electronic (including TRAKRS)	43,322	48,936	49,245	49,971	50,383
Privately negotiated	8,092	9,477	10,255	10,044	8,112

Total	$94,982	$102,399	$115,808	$107,846	$102,749

Average Rate Per Contract
	4Q 2002	1Q 2003	2Q3 2003	3Q 2003	4Q 2003
Interest rates	$0.51	$0.49	$0.54	$0.49	$0.50
Equity E-mini	0.69	0.71	0.67	0.67	0.68
Equity standard-size	1.21	1.22	1.26	1.23	1.23
Foreign exchange	1.90	1.88	1.89	1.88	1.79
Commodities	0.95	0.91	0.95	0.92	0.97

Average excluding TRAKRS	0.69	0.70	0.70	0.67	0.69
TRAKRS	0.007	0.012	0.011	0.004	0.007

Overall rate per contract	$0.66	$0.70	$0.69	$0.65	$0.65

Open outcry	$0.57	$0.56	$0.58	$0.54	$0.54
Electronic (including TRAKRS)	0.65	0.75	0.72	0.66	0.68
Electronic (excluding TRAKRS)	0.74	0.77	0.75	0.74	0.77
Privately negotiated	3.90	3.96	4.00	3.95	3.93

Overall rate per contract	$0.66	$0.70	$0.69	$0.65	$0.65

3	Second quarter 2003 transaction fees include a $2.5 million assessment to a clearing firm which primarily affected the rate per contract for interest rate contracts. Without this assessment, the interest rate contract rate per contract would have been 51.2 cents; the assessment increased it 2.7 cents to 53.9 cents. The overall rate per contract, excluding TRAKRS, would have been 68.4 cents, and was increased by 1.5 cents to 69.9 cents. Transaction fee assessments occur in the regular course of business.

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